Exhibit 14.1

KAIVAL BRANDS INNOVATIONS GROUP, inc.
(the “Corporation”)

Code of Ethics and Business Conduct
For DIRECTORS, SENIOR OFFICERS AND EMPLOYEES OF THE CORPORATION
(this “Code”)

This Code applies to the Chief Executive Officer, President, Chief Financial Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Controller, any Presidents of business units/divisions, any Executive Vice-Presidents, any Vice-Presidents, any Executive Officers, and persons performing similar functions (collectively, the “Senior Officers”) along with all directors, officers, and employees within the Corporation and its subsidiaries (the directors, officers, and employees are hereinafter collectively referred to as the “Directors, Officers, and Employees”). This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all Directors, Officers and Employees of the Corporation. All Directors, Officers, and Employees should conduct themselves accordingly and seek to avoid the appearance of improper behaviour in any way relating to the Corporation.

Any Employee who has any questions about the Code should consult with the Chief Executive Officer, the President, the Corporation’s board of directors (the “Board”) or the Corporation’s audit committee (the “Audit Committee”).

The Corporation has adopted the Code for the purpose of promoting:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest;

●	full, fair, accurate, timely and understandable disclosure in all reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Corporation;

●	compliance with applicable governmental laws, rules, and regulations;

●	the protection of Corporation assets, including corporate opportunities and confidential information;

●	fair dealing practices;

●	the prompt internal reporting of violations of the Code; and

●	accountability for adherence to the Code.

All Directors, Officers, and Employees are required to be familiar with the Code, comply with its provisions and report any suspected violations as described below.

honest and ethical conduct

The Corporation’s policy is to promote high standards of integrity by conducting its affairs honestly and ethically.

Each Director, Officer, and Employee must act with integrity and observe the highest ethical standards of business conduct in his or her dealings with the Corporation’s customers, suppliers, partners, service providers, competitors, employees and anyone else with whom he or she has contact in the course of performing his or her job.

CONFLICTS OF INTEREST

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Corporation as a whole. A conflict of interest can arise when an Employee (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Corporation objectively and effectively. Conflicts of interest also arise when an Employee (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Corporation.

Loans by the Corporation to, or guarantees by the Corporation of obligations of, Directors, Officers, and Employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances. Loans by the Corporation to, or guarantees by the Corporation of obligations of, any Director, Officer, or his or her family members are expressly prohibited.

Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest should be avoided unless specifically authorized and approved in accordance with the terms of this Code.

Persons other than Directors and Officers who have questions about a potential conflict of interest or who become aware of an actual or potential conflict should discuss the matter with, and seek a determination and prior authorization or approval from their immediate supervisor or the Chief Operating Officer. A supervisor may not authorize or approve conflict of interest matters or make determinations as to whether a problematic conflict of interest exists without first providing the Chief Operating Officer with a written description of the activity and seeking the Chief Operating Officer’s written approval. If the supervisor is himself or herself involved in the potential or actual conflict, the matter should instead be discussed directly with the Chief Operating Officer.

Directors and Officers must seek determinations and prior authorizations or approvals of potential conflicts of interest exclusively from the Audit Committee.

Specifically, each Employee must:

●	act with integrity, including being honest and candid while still maintaining the confidentiality of information when required or consistent with the Corporation’s policies;

●	avoid violations of the Code, including actual or apparent conflicts of interest with the Corporation in personal and professional relationships;

●	disclose to the Board or the Audit Committee any material transaction or relationship that could reasonably be expected to give rise to a breach of the Code, including actual or apparent conflicts of interest with the Corporation;

●	obtain approval from the Board or Audit Committee before making any decisions or taking any action that could reasonably be expected to involve a conflict of interest or the appearance of a conflict of interest;

●	observe both the form and spirit of laws and governmental rules and regulations, accounting standards and Corporation policies;

●	maintain a high standard of accuracy and completeness in the Corporation’s financial records;

●	ensure full, fair, timely, accurate, and understandable disclosure in the Corporation’s periodic reports;

●	report any violations of the Code to the Board or Audit Committee;

●	proactively promote ethical behavior among peers in his or her work environment; and

●	maintain the skills appropriate and necessary for the performance of his or her duties.

Disclosure of Corporation information

As a result of the Corporation’s status as a public company, it is required to file periodic and other reports with the SEC. The Corporation takes its public disclosure responsibility seriously to ensure that these reports furnish the marketplace with full, fair, accurate, timely, and understandable disclosure regarding the financial and business condition of the Corporation. All disclosures contained in reports and documents filed with or submitted to the SEC, or other government agencies, on behalf of the Corporation or contained in other public communications made by the Corporation must comply with all applicable securities laws and SEC rules and must be complete and correct in all material respects and understandable to the intended recipient.

Each Director, Officer, and Employee, in relation to his or her area of responsibility, must be committed to providing timely, consistent, and accurate information, in compliance with all legal and regulatory requirements. It is imperative that this disclosure be accomplished consistently during both good times and bad and that all parties in the marketplace have equal or similar access to this information.

All of the Corporation’s books, records, accounts, and financial statements must be maintained in reasonable detail, must appropriately reflect the Corporation’s transactions, and must conform both to applicable legal requirements and to the Corporation’s system of internal controls. Unrecorded or “off the book” funds, assets, or liabilities should not be maintained unless permitted by applicable law or regulation. Senior Officers involved in the preparation of the Corporation’s financial statements must prepare those statements in accordance with generally accepted accounting principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements materially, fairly, and completely reflect the business transactions and financial statements and related condition of the Corporation. Further, it is important that financial statements and related disclosures be free of material errors. All Directors, Officers, and Employees must cooperate fully with the Corporation’s accounting and internal audit personnel as well as the Corporation’s independent public accountants and legal counsel.

Specifically, each Director, Officer, and Employee who is involved in the Corporation’s disclosure process must:

●	be familiar and comply with the disclosure requirements generally applicable to the Corporation and the Corporation’s disclosure controls and procedures and its internal control over financial reporting;

●	take all necessary steps to ensure that all filings with the SEC and all other public communications about the financial and business condition of the Corporation provide full, fair, accurate, timely and understandable disclosure;

●	not knowingly misrepresent, or cause others to misrepresent, facts about the Corporation to others, including the Corporation’s independent auditors, governmental regulators, self-regulating organizations and other governmental officials;

●	to the extent that he or she participates in the creation of the Corporation’s books and records, promote the accuracy, fairness and timeliness of those records; and

●	in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

PROTECTION AND PROPER USE OF COMPANY ASSETS

All Directors, Officers, and Employees should protect the Corporation’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Corporation’s profitability and are prohibited.

All Corporation assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately. The obligation to protect Corporation assets includes the Corporation’s proprietary information. Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records, and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

CORPORATE OPPORTUNITIES

All Directors, Officers, and Employees owe a duty to the Corporation to advance its interests when the opportunity arises. Directors, Officers and Employees are prohibited from taking for themselves personally (or for the benefit of friends or family members) opportunities that are discovered through the use of Corporation assets, property, information, or position. Directors, Officers, and Employees may not use Corporation assets, property, information, or position for personal gain (including gain of friends or family members). In addition, no Director, Officer, or Employee may compete with the Corporation.

CONFIDENTIAL INFORMATION

Directors, Officers, and Employees must maintain the confidentiality of confidential information entrusted to them by the Corporation of its customers, suppliers, joint venture partners, or others with whom the Corporation is considering a business or other transaction except when disclosure is authorized by an executive officer or is required or mandated by laws or regulations. Confidential information includes all non-public information that might be useful or helpful to competitors or harmful to the Corporation or its customers or suppliers, if disclosed. It also includes information that suppliers, customers and other parties have entrusted to the Corporation. The obligation to preserve confidential information continues even after employment ends.

Records containing personal data about employees or private information about customers and their employees are confidential. They are to be carefully safeguarded and kept current, relevant, and accurate. They should be disclosed only to authorized personnel or as required by law.

All inquiries regarding the Corporation from non-employees, such as financial analysts and journalists, should be directed to the Board or the Audit Committee. The Corporation’s policy is to cooperate with every reasonable request of a government investigator for information. At the same time, the Corporation is entitled to all the safeguards provided by law for the benefit of persons under investigation or accused of wrongdoing, including legal representation. If a representative of any government or government agency seeks an interview or requests access to data or documents for the purposes of an investigation, the Employee should refer the representative to the Board or the Audit Committee. Directors, Officers, and Employees also should preserve all materials, including documents and e-mails that might relate to any pending or reasonably possible investigation.

FAIR DEALING

Each Director, Officer, and Employee must deal fairly with the Corporation’s customers, suppliers, partners, service providers, competitors, employees, and anyone else with whom he or she has contact in the course of performing his or her job. No Director, Officer, or Employee may take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of facts, or any other unfair dealing practice.

Compliance with laws

The Directors, Officers, and Employees must respect, obey and comply with all applicable foreign, federal, state, and local laws, rules, and regulations applicable to the business and operations of the Corporation. Although not all Directors, Officers, and Employees are expected to know the details of all applicable laws, rules, and regulations, it is important to know enough to determine when to seek advice from appropriate personnel. Questions about compliance should be addressed to the Chief Operating Officer.

Directors, Officers, and Employees who have access to, or knowledge of, material nonpublic information from or about the Corporation are prohibited from buying, selling, or otherwise trading in the Corporation’s stock or other securities of or in respect of the Corporation. “Material nonpublic” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Directors, Officers, and Employees also are prohibited from giving “tips” on material nonpublic information – that is, directly or indirectly disclosing such information to any other person, including family members, other relatives, and friends, so that they may trade in the Corporation’s stock or other securities of or in respect of the Corporation.

Furthermore, if, during the course of a Director’s, Officer’s, or Employee’s service with the Corporation, he or she acquires material nonpublic information about another company, such as one of the Corporation’s customers or suppliers, or the Director, Officer, or Employee learns that the Corporation is planning a major transaction with another company (such as an acquisition), the Director, Officer, or Employee is restricted from trading in the securities of that other company.

Reporting actual and potential violations of the code and Accountability for compliance with the code

The Corporation, through the Board or the Audit Committee, is responsible for applying this Code to specific situations in which questions may arise and has the authority to interpret this Code in any situation. This Code is not intended to provide a comprehensive guideline for Senior Officers in relation to their business activities with the Corporation. Any Director, Officer, or Employee may seek clarification on the application of this Code from the Board or the Audit Committee.

Each Director, Officer, and Employee must:

●	notify the Corporation of any existing or potential violation of this Code, and failure to do so is itself a breach of the Code; and

●	not retaliate, directly or indirectly, or encourage others to do so, against any Director, Officer, or Employee for reports, made in good faith, of any misconduct or violations of the Code solely because that Director, Officer, or Employee raised a legitimate ethical issue.

The Board or the Audit Committee will take all action it considers appropriate to investigate any breach of the Code reported to it. All Directors, Officers, and Employees are required to cooperate fully with any such investigation and to provide truthful and accurate information. If the Board or the Audit Committee determines that a breach has occurred, it will take or authorize disciplinary or preventative action as it deems appropriate, after consultation with the Corporation’s counsel if warranted, up to and including termination of employment. Where appropriate, the Corporation will not limit itself to disciplinary action but may pursue legal action against the offending Director, Officer, or Employee involved. In some cases, the Corporation may have a legal or ethical obligation to call violations to the attention of appropriate enforcement authorities.

Compliance with the Code may be monitored by audits performed by the Board, Audit Committee, the Corporation’s counsel, and/or by the Corporation’s outside auditors. All Directors, Officers, and Employees are required to cooperate fully with any such audits and to provide truthful and accurate information.

Any waiver of this Code for any Director, Officer, or Employee may be made only by the Board and will be promptly disclosed to the stockholders and others, as required by applicable law. The Corporation must disclose changes to and waivers of the Code in accordance with applicable law.

Acknowledgment of Receipt and Review

To be signed and returned to the Chief Operating Officer.

I, _______________________, acknowledge that I have received and read a copy of the Kaival Brands Innovations Group, Inc. Code of Ethics and Business Conduct. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code.

I understand that I should approach the Chief Operating Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

[NAME]

[PRINTED NAME]

[DATE]